Ref: 05-00527

Date: 4-4-2005

To : Info Smart Technology Limited

Important notice : *This letter sets out the terms and conditions upon which we would grant you a fixed Loan. You are advised to read and understand such terms and conditions before accepting the Fixed Loan.*

Dear Sirs,

Re : **General Banking Facilities**

Machines : ANWELL SPORT-III DVDR PRODUCTION SYSTEM INCLUDES:

"ANWELL" BRAND, MODEL: SPORTS VT-III, DVDR DYE COATER;

"TOYO" BRAND, MODEL: ST50DISCPRO, INJECTION MOLDING MACHINE;

"AXXICON" BRAND, MODEL : DVDR MOLD;

"SINGULUS" BRAND, MODEL: SKYLINE DUPLEX II, DVD DOWNSTREAM;

"LANCO" BRAND, PC DRYER.

Loan Amount : HKD10,000,000.00**

Interest Rate : at the rate of 7.75% p.a. (subject to fluctuations as stated in Clause 3 below)

No. of monthly instalment : -18-

Repayment Amount :The Loan shall be repaid by 18 equal monthly instalment plus accrued interest.

With reference to recent negotiations, we are pleased to extend to you a hire purchase loan in the above amount (the "Loan") subject to the following terms and conditions:-

1. (a) We require a Fixed Charge (hereinafter called "the Charge") on the machines to be executed in our favour as security for the due payment of the Loan.

   (b) Such Charge shall be in form and substance satisfactory to us.

2. We also require a Joint and Several Guarantee for the repayment of the principal amount due up to the extent of HKD10,000,000.00 together with accrued interest and default interest thereon and other costs and expenses referred to in the Guarantee, duly executed by KWOK CHUNG, SZE PO NEI & WONG HIU MING. Such Guarantee shall be in form and substance satisfactory to us.

3. (a) Interest on the Loan will be charged (as well after as before judgment) at the rate, subject to fluctuation, of 2.5% **per annum** over our prime rate for Hong

Kong Dollars (the "Prime Rate") as may from time to time be quoted by us, or our cost of fund, whichever is higher, provided that we may at any time vary the basis of calculation of the interest rate upon 30 days' prior written notice to you.

(b) Interest will accrue from day to day and be calculated on the basis of the actual number of days elapsed and a 365-day year for Hong Kong Dollar or a 360-day year for United States Dollar or according to the market practice for calculation of other currencies.

4. (a) The Loan together with interest accrued thereon shall be subject to our overriding right to demand for immediate repayment.

(b) Unless and until we have exercised such overriding right to demand for immediate repayment, the Loan together with interest accrued thereon is to be repaid by such number of monthly instalments and in such amount per instalment as stated herein above, commencing one month after the date of advance. A repayment schedule compiled on the basis of the current interest rate will be provided to you for reference upon request. Should you experience any difficulty in repaying or servicing the Loan, please inform us as soon as possible.

(c) Subject to Clause 4(d) below, each monthly instalment should be credited first towards payment of interest due on the outstanding principal amount of the Loan; next (but only if we should elect to do so) in repayment of any sums, other than principal, due and owing to us in respect of the Loan; and the balance of the instalment (if any) shall be applied in reduction of the outstanding principal of the Loan.

(d) We shall have the sole and absolute right to appropriate either at the time of payment or at any time thereafter any moneys paid to us by or otherwise coming into our possession or control from you in or towards discharging whichever part or parts of your liabilities to us as we shall think fit. Any such appropriation shall override any purported appropriation by you.

5. If you wish to prepay in whole or in part the outstanding principal amount of the Loan, you shall give us one month's prior notice in writing of your intention to do so, and such notice shall be irrevocable once given. All prepayments are subject to the conditions set out below:-

(a) Any partial prepayment shall be in a minimum sum of HKD50,000.00. In the case of any partial prepayment, we may, at our discretion, vary either the amount of the monthly instalment or the number of future instalments.

(b) For any prepayment, whether partially or fully, prepayment fee equivalent to 1% on the prepayment amount will be levied; but nevertheless, not less than HKD50,000.00; and thereafter, no prepayment fee will be levied by our Bank.

(c) All prepayments (whether total or partial prepayment) must be paid on an instalment payment date, otherwise we shall be entitled to charge interest on the amount to be prepaid up to the next coming instalment payment date.

6. (a) All sums (including but not limited to any instalment payment) due but unpaid will bear overdue interest (as well after as before judgment) calculated at a rate of 6% **per annum** above the Prime Rate as may from time to time be quoted by us, or our cost of fund, whichever is higher, provided that:

(i) we may vary the basis of calculation of the default interest rate upon 30 days' prior notice to you displayed or posted in our banking halls;

(ii) in case the overdue sum is an instalment payment, overdue interest shall be calculated from the due date of the relevant instalment

payment on a half-month to half-month basis and a 30-day month, up to the half month in which actual payment in full has been made. The first 15 days from the due date shall be the first half month and the following 15 days shall be the second half month. The subsequent successive half-month periods shall be determined accordingly;

(iii) in any other cases, overdue interest shall be calculated from the relevant due date from day to day on the basis of a 365-day year until actual payment in full; and

(iv) we shall have the right to compound overdue interest at such intervals as we may deem fit.

(b) In addition to the overdue interest mentioned above, we reserve the right to charge you an administration fee of **HKD500.00** whenever you fail to make an instalment payment on its due date, in order to cover the administrative costs incurred by us as a result of such failure, and an another **HKD1500.00** will be charged after the solicitors demand letter was issued.

7 As agreed that, (i) the Machinery shall be insured against fire risks with our appointed agent for insured amount equivalent to 110% of the original Loan amount, (ii) the relevant insurance policy denoting our interest as the mortgagee together with the premium receipt shall be lodged with us and (iii) we shall be entitled (but not obliged) to take out the insurance for you and the insurance premiums, valuation charges (if any) and all expenses thereto shall be borne by you and be debited to your account without prior reference to you.

8. If there is any inconsistency between the terms of this letter and those of the Agreement to be executed pursuant to Clause 1 hereof, the terms of this letter shall prevail, and the Agreement shall be deemed to have been modified accordingly, notwithstanding that it may be executed subsequent to this letter.

9. (a) All necessary corporate resolutions required to be passed by you and on the part of your shareholders, directors and officers to authorize this letter and its execution and performance have been properly passed in accordance with the laws of Hong Kong SAR and your Memorandum and Articles of Association and this letter constitutes legal, valid and binding obligations on your part.

(b) We understand that you undertake to provide your annual audited financial statements within 6 months of the relevant year and will promptly provide any other information which may request.

10. We shall be entitled to debit at any time and from time to time all or any of the interests, fees, charges, commissions, costs, expenses and other sums due and payable by you hereunder to any of your account(s) without prior notice to you. Such sums shall be deemed duly drawn or overdrawn from the account(s) by you.

11. Handling charges of **HKD12,500.00** flat shall be paid by you upon acceptance of this letter. Once paid, such handling charges shall not be refundable under any circumstances.

12. All expenses including but not limited to legal fees, communications and other out-of-pocket expenses incurred by us in connection with the Loan or any enforcement, or attempted enforcement, of our rights in respect of the Loan, are to be borne by you on a full indemnity basis.

13. (a) In addition and without prejudice to any general banker's lien, right of set-off or similar right to which we may be entitled, we shall have the right to the fullest extent permitted by law, from time to time and at any time without notice to you (any such notice being expressly waived) to set-off and

appropriate and apply any credit balance on any of your account(s) and/or deposit(s) in whatever currency maintained with any of our branches or sub-branches (whether subject to notice or not and whether matured or not) against or on account of your obligations and liabilities whatsoever (whether actual or contingent) due owing or incurred to us.

(b) For the purposes aforesaid, we may convert all or any part of your said credit balance or deposit to such other currencies at the applicable rate of exchange quoted and determined by us as may be necessary.

14. You have agreed to our providing of the following information to all or any guarantor(s) or provider(s) of security (the "**Relevant Party(ies)**") in respect of any loan or credit facilities extended by us to you:-

(a) a copy of the contract evidencing the obligations to be guaranteed or secured by the Relevant Party(ies) or a summary thereof;

(b) a copy of any formal demand for overdue payment served on you from time to time; and

(c) a copy of the latest statement of accounts provided to you from time to time on request by the Relevant Party(ies).

15. We shall be entitled to employ debt collecting agent(s) to collect any sum due but unpaid by you hereunder. You agree, and acknowledge that you have been warned, that you shall indemnify and keep our bank indemnified on a full indemnity basis against all costs and expenses which we may incur in the employment of debt collecting agent(s). We shall be entitled to disclose to such debt collecting agent(s) any or all information relating to you or this letter.

16. This letter shall be governed by and construed in accordance with the laws of Hong Kong SAR.

17. At present, we assume that neither you nor any other Obligors have any relationship with the Bank's directors or employees. If our assumption is incorrect or if you or any other Obligors shall become so related, you shall be under an obligation to notify us promptly in writing. The term "Obligors" shall mean collectively the Borrower(s), the Mortgagor(s) (if any), the Guarantor(s) (if any), and any other security providers (if any) for the Facilities.

18. It is a term and condition of our granting facility to you, and you warrant, represent and undertake to us, that no part of any banking facility granted by us is intended, or will be used, directly or indirectly, for financing the acquisition (whether already made or proposed) by you or any person whomsoever of any shares in BOC Hong Kong (Holdings) Limited, or for reducing or discharging a liability incurred by you or any person whomsoever in connection with any such acquisition. In granting the banking facility, we rely upon your warranty representation and undertaking herein contained.

Please signify your understanding and acceptance of this offer by signing and returning to us the duplicate of this letter on or before ____________________, failing which this offer shall lapse.

Should you have any queries, please do feel free to contact our Mr. Chan of Corporate Banking Department (Tel. No.:28432760) at any time. We are here to serve you better.

Yours faithfully,
For and on behalf of
Chiyu Banking Corporation Limited

( ) Authorized Signature(s) ( )

After due and careful consideration of the contents of this letter, I/we agree to accept the Loan and be bound by all the terms and conditions herein set out.

Borrower: INFO SMART TECHNOLOGY LTD
Date :

Acknowledged and Counter-signed by Guarantor(s) :

Name: KWOK CHUNG, SZE PO NEI & WONG HIU MING
Date: